                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              BEST SOFTWARE, INC.
                                       BY

                            BOBCAT ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               THE SAGE GROUP PLC
                                       AT
                              $35.00 NET PER SHARE

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, FEBRUARY 11, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED JANUARY 12, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG THE SAGE GROUP PLC ("PARENT"), BOBCAT ACQUISITION CORP. (THE "PURCHASER") AND BEST SOFTWARE, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER, THE MERGER, THE OPTION AGREEMENT AND THE SHAREHOLDERS AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES THEN OWNED BY PARENT OR THE PURCHASER, IF ANY, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (WITHOUT GIVING PRO FORMA EFFECT TO THE POTENTIAL ISSUANCE OF ANY SHARES ISSUABLE UNDER THE OPTION AGREEMENT DESCRIBED BELOW) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. AS USED HEREIN "FULLY DILUTED BASIS" TAKES INTO ACCOUNT THE CONVERSION OR EXERCISE OF ALL OUTSTANDING OPTIONS AND OTHER RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO SHARES OF COMMON STOCK.
                            ------------------------
                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein), and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender their Shares.

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------
                      THE DEALER MANAGER FOR THE OFFER IS:

                           DEUTSCHE BANC ALEX. BROWN
                         Deutsche Bank Securities Inc.
                            ------------------------

     January 14, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    4
THE OFFER...................................................    6
   1. Terms of the Offer....................................    6
   2. Acceptance for Payment and Payment....................    9
   3. Procedure for Tendering Shares........................   10
   4. Withdrawal Rights.....................................   12
   5. Certain Federal Income Tax Consequences...............   13
   6. Price Range of the Shares; Dividends on the Shares....   13
   7. Effect of the Offer on the Market for the Shares;
      Stock Listing; Exchange Act Registration; Margin
      Regulations...........................................   14
   8. Certain Information Concerning the Company............   15
   9. Certain Information Concerning Parent and the
      Purchaser.............................................   17
  10. Source and Amount of Funds............................   20
  11. Background of the Offer; Purpose of the Offer and the
      Merger; the Merger Agreement and Certain Other
      Agreements............................................   21
  12. Plans for the Company; Other Matters..................   35
  13. Dividends and Distributions...........................   38
  14. Conditions of the Offer...............................   38
  15. Certain Legal Matters.................................   39
  16. Fees and Expenses.....................................   41
  17. Miscellaneous.........................................   42

     SCHEDULE I -- Directors and Executive Officers of Bobcat Acquisition Corp. and The Sage Group plc.

                               SUMMARY TERM SHEET

     Bobcat Acquisition Corp. is offering to purchase all of the outstanding common stock of Best Software, Inc. for $35.00 per share in cash. The following are some of the questions you, as a shareholder of Best Software, Inc., may have and answers to those questions. We urge you to carefully read the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Bobcat Acquisition Corp. We are a Virginia corporation formed for the purpose of making a tender offer for all of the common stock of Best Software, Inc. We are a wholly owned subsidiary of The Sage Group plc, a company organized under the laws of England.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock of Best Software.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $35.00 per share, net to you, in cash. If you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     The Sage Group, our parent company, will provide us with approximately $445 million, which we will use to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the Merger Agreement. It is anticipated that all of such funds will be obtained from the proceeds of an offering of shares of The Sage Group stock which is not being made in the U.S. The offering of shares of The Sage Group has not been registered in the U.S. and accordingly you are not being offered, and you may not purchase shares in the offering.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     Because the form of payment consists solely of cash and all of the funding which will be needed will come from the sale of shares of The Sage Group which has already been arranged, we do not think our financial condition is relevant to your decision whether to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on February 11, 2000, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the Merger Agreement, we can extend the offer. We have agreed in the Merger Agreement that:

     - we can extend the offer for up to 10 business days after the initial expiration date if as of such date at least 90% of the outstanding shares have not been tendered, so that the merger can be effected without a meeting of Best Software's shareholders; and

     - we may extend the offer for up to 120 calendar days in our discretion if all conditions to the offer are not satisfied or waived by the initial expiration date of the offer; and

     - at the request of Best Software, we will extend the offer for up to 90 calendar days if all conditions to the offer are not satisfied or waived by the initial expiration date of the offer, (i) however if Best Software makes such a request, we may cancel the offer to be conditioned upon the continued availability of The Sage Group's financing arrangements discussed above or the availability of new financing arrangements; and

     - we may extend the initial expiration date of the offer to include a subsequent offering period any time after January 24, 2000. A subsequent offering period, if one is included, will be an additional opportunity for shareholders to tender their shares and receive the offer consideration following the expiration of the offer. However, we do not currently intend to include a subsequent offering period although we reserve the right to do so.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform BankBoston, N.A. (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the day after the day on which the offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares which are validly tendered unless that number of shares which, when added to the shares then owned by us and The Sage Group, if any, represents at least a majority of the shares of Best Software outstanding on a fully diluted basis. We may, however, decide to purchase all shares tendered, even though such number may be less than a majority of the outstanding shares on a fully diluted basis, in our sole discretion. We are also not obligated to purchase shares which are validly tendered if, among other things, there is a material adverse change in Best Software or its business or if the shares of The Sage Group which will be sold to finance the acquisition of Best Software are not admitted for listing on the London Stock Exchange before we accept the shares which have been validly tendered.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to BankBoston, N.A., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution to guarantee that the missing items will be received by the depositary within three Nasdaq Stock Market trading days. However, the depositary must receive the missing items within that three trading day period.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not by March 13, 2000, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period discussed in Section 1, if one is included.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares.

WHAT DOES THE BEST SOFTWARE BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer pursuant to an agreement and plan of merger among us, The Sage Group and Best Software, which has been approved by the Best Software Board of Directors. The Best Software Board approved the merger agreement, our tender offer and the proposed merger of us with and into Best Software, with Best Software as the surviving corporation and a wholly owned subsidiary of The Sage Group, and has determined that the merger agreement, the offer and the merger are in the best interests of the Company's shareholders.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL BEST SOFTWARE CONTINUE AS A PUBLIC COMPANY?

     No. If the merger takes place, Best Software no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that Best Software common stock will no longer be eligible to be traded through a Nasdaq market or on a securities exchange, there may not be a public trading market for Best Software stock, and Best Software may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE BEST SOFTWARE SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for at least a majority of the outstanding shares of Best Software on a fully diluted basis, Bobcat Acquisition Corp. will be merged with and into Best Software. If that merger takes place, The Sage Group will own all of the shares of Best Software and all remaining shareholders of Best Software (other than us and The Sage Group) will receive $35.00 per share in cash (or any other higher price per share which is paid in the offer). We may attempt to effect the merger even if we own less than a majority of the shares of Best Software, but in such event the merger is not certain to occur.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, shareholders not tendering the offer will receive the same amount of cash per share which they would have received had they tendered your shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of shareholders and of shares of Best Software which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the Best Software common stock. Also, as described above, Best Software may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On January 11, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of Best Software common stock reported on the Nasdaq National Market was $29 15/16 per share. Between October 1, 1999 and January 13, 2000, the price of a share of Best Software common stock ranged between $18 1/16 and $34 17/32. We advise you to obtain a recent quotation for shares of Best Software common stock in deciding whether to tender your shares.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners ((800) 334-2640 (toll free)). MacKenzie Partners is acting as the information agent for our tender offer.

TO THE HOLDERS OF COMMON STOCK OF BEST SOFTWARE, INC.:

                                  INTRODUCTION

     Bobcat Acquisition Corp., a Virginia corporation (the "Purchaser") and a wholly owned subsidiary of The Sage Group plc, a company organized under the laws of England ("Parent"), hereby offers to purchase all issued and outstanding shares of common stock ("Common Stock"), no par value (the "Shares"), of Best Software, Inc., a Virginia corporation (the "Company"), at a price of $35.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Deutsche Bank Securities Inc., which is acting as the Dealer Manager (the "Dealer Manager"), MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent") and BankBoston, N.A., which is acting as the Depositary (the "Depositary").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS, WHEN ADDED TO THE SHARES THEN OWNED BY PARENT AND THE PURCHASER, IF ANY, AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (WITHOUT GIVING PRO FORMA EFFECT TO THE POTENTIAL ISSUANCE OF ANY SHARES OF COMMON STOCK ISSUABLE UNDER THE OPTION AGREEMENT (AS DEFINED BELOW)) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). SEE SECTION 14.

     As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock (without giving pro forma effect to the potential issuance of any Shares issuable under the Option Agreement). The Company has informed the Purchaser that, as of January 12, 2000, there were (i) 11,826,614 shares of Common Stock issued and outstanding and (ii) outstanding options to purchase an aggregate of 1,633,578 shares of Common Stock under the Company's stock plans. The Merger Agreement (as defined below) provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options and other rights and securities). Based on the foregoing, and after giving effect to the exercise of all outstanding options and warrants, the Purchaser believes that the Minimum Condition would be satisfied, without giving effect to the exercise of the Company Option (as defined below) pursuant to the Option Agreement or the Shareholder Option (as defined below) pursuant to the Shareholders Agreement (as described below) if 6,730,097 shares of Common Stock are validly tendered and not withdrawn prior to the expiration of the Offer.

     As a condition and inducement to Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, certain shareholders of the Company (each, a "Shareholder"), who have voting power and dispositive power with respect to 1,007,859 Shares in the aggregate, concurrently with the execution and delivery of the Merger Agreement entered into a Shareholders Agreement (the "Shareholders Agreement"), dated January 12, 2000, with Parent and the Purchaser. Pursuant to the Shareholders Agreement, the Shareholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger (as defined below) with respect to such Shares upon the terms and subject to the conditions set forth therein. In addition, in the Shareholders Agreement, each Shareholder has granted Parent an option (the "Shareholder Option") to purchase all Shares beneficially owned or controlled by such Shareholder as of the date of the Shareholders Agreement, or beneficially owned or controlled by such Shareholder at any time thereafter (including, without limitation, by way of exercise of options, warrants or other rights to purchase Company Common Stock), subject to certain conditions. The Shareholder Option is exercisable only in the event a Shareholder does not tender his shares in accordance with the terms of the Shareholders Agreement or withdraws tendered shares in violation of the Shareholders Agreement. See Section 11.

     As a condition and further inducement to Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, concurrently with the execution and delivery of the Merger Agreement, Parent and the Company entered into a Stock Option Agreement, dated January 12, 2000 (the "Option Agreement"), pursuant to which, among other things, the Company has granted the Purchaser an option (the "Company Option") to purchase 2,352,024 newly-issued shares of Common Stock, subject to certain conditions. See Section 11.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated January 12, 2000 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver of all conditions to the Merger, the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than Shares held by Parent, the Purchaser or any other wholly owned subsidiary of Parent, and other than Shares held by shareholders who have properly exercised dissenters' rights, if any) will be cancelled and retired and converted into the right to receive $35.00 per Share, net to the seller in cash or any higher price per share of Common Stock paid in the Offer (such price, being referred to herein as the "Offer Price"), in cash payable to the holder thereof without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER, THE MERGER, THE OPTION AGREEMENT AND THE SHAREHOLDERS AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

     Hambrecht & Quist LLC, the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion (the "Fairness Opinion"), dated January 12, 2000, to the effect that, as of such date, the consideration to be received by the holders of shares of Company Common Stock (as defined in the Fairness Opinion) (other than Parent, the Purchaser and any affiliate thereof), pursuant to the Offer and under the terms of the Merger Agreement, is fair from a financial point of view to such holders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to shareholders of the Company.

     The Merger Agreement provides that the initial scheduled expiration date of the Offer shall be not later than the twenty-fifth business day after the date the Offer is commenced (the "Initial Expiration Date"). If as of the Initial Expiration Date all conditions to the Offer shall not have been satisfied or waived, the Merger Agreement provides (A) that the Purchaser may extend the expiration date of the Offer for up to 10 business days after the Initial Expiration Date if as of the Initial Expiration Date there shall not have been tendered at least 90% of the outstanding Shares so that the Merger can be effected without a meeting of the Company's shareholders in accordance with the Virginia Stock Corporation Act (the "VSCA"), (B) that in the event that any condition to the Offer is not satisfied on a date on which the Offer is scheduled to expire, the Purchaser may, from time to time, in its sole discretion, extend the expiration date of the Offer up to a maximum of 120 calendar days following the Initial Expiration Date, (C) that in the event that any condition to the Offer is not satisfied on a date on which the Offer is scheduled to expire, at the written request of the Company delivered no later than two business days prior to the Initial Expiration Date, the Purchaser shall, and shall continue to, extend the Offer from time to time for the period commencing on the date of the notice referred to above until a date not later than 90 calendar days following the Initial Expiration Date (it being understood that the Purchaser may determine the interim expiration dates of any extension of the Offer during such extension period), provided, however, that in the event that the Purchaser extends the expiration date of the Offer in accordance with such request and the financing described in Section 10 hereof (the "Financing") shall no longer be reasonably available to Parent: (i) Section 14 hereof shall be deemed to be amended to provide an additional condition that the Purchaser shall not be required to accept for payment or pay for any tendered Shares unless and until Parent and the Purchaser shall have obtained sufficient financing (the "Substitute Financing") in replacement, if necessary, of the Financing in order to permit Parent and the Purchaser to acquire all of the Shares in the Offer and the Merger and to pay the anticipated expenses in connection therewith, (ii) the condition set forth in paragraph (i) of Section 14 shall be amended and replaced with the condition set forth in clause (i) above, (iii) from and after such time Parent shall not be subject to Section
6.10 of the Merger Agreement and (iv) Parent shall use all commercially reasonable efforts to secure the Substitute Financing prior to June 12, 2000 and to provide funds to the Purchaser to permit it to perform its obligations hereunder and in the Offer (provided that Parent shall not be required to obtain Substitute Financing on economic terms materially less favorable to it than the Financing), (D) that the Purchaser may extend the expiration date of the Offer for up to 10 business days in order to amend the Schedule 14D-1 to permit the announcement of a Subsequent Offering Period (as hereinafter defined) to the Offer, and (E) that the Purchaser may include a subsequent offering period (as such term is defined in new Rule 14D-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), effective on January 24, 2000, the "Subsequent Offering Period") to the Offer for a period up to 20 business days. In addition, the Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 11. Under the VSCA, if the Purchaser acquires at least 90% of the Shares then outstanding, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the shareholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the shareholders, in accordance with
Section 13.1-719 of the VSCA.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, February 11, 2000, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered,
(iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended, or (iv) amend the Offer.

     Subject to the terms of the Merger Agreement, the Purchaser may, and under certain circumstances shall, from time to time, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Merger Agreement provides that, except as described below, the Purchaser will not, without the prior written consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer,
(iii) impose conditions to the Offer other than those described in Section 14,
(iv) amend any condition of the Offer described in Section 14, (v) extend the Initial Expiration Date, provided, however, (A) that the Purchaser may extend the expiration date of the Offer for up to 10 business days after the Initial Expiration Date if as of the Initial Expiration Date there shall not have been tendered at least 90% of the outstanding Shares so that the Merger can be effected without a meeting of the Company's shareholders in accordance with the VSCA, (B) that in the event that any condition to the Offer is not satisfied on a date on which the Offer is scheduled to expire, the Purchaser may, from time to time, in its sole discretion, extend the expiration date of the Offer up to a maximum of 120 calendar days following the Initial Expiration Date, (C) in the event that any condition to the Offer is not satisfied on a date on which the Offer is scheduled to expire, at the written request of the Company delivered no later than two business days prior to the Initial Expiration Date, the Purchaser shall, and shall continue to, extend the Offer from time to time for the period commencing on the date of the notice referred to above until a date not later than 90 calendar days following the Initial Expiration Date (it being understood that the Purchaser may determine the interim expiration dates of any extension of the Offer during such extension period), provided, however, that in the event that the Purchaser extends the expiration date of the Offer in accordance with such request and the Financing shall no longer be reasonably available to
Parent: (I) Annex I shall be deemed to be amended to provide an additional condition that the Purchaser shall not be required to accept for payment or pay for any tendered Shares unless and until Parent and the Purchaser shall have Substitute Financing in replacement, if necessary, of the Financing in order to permit Parent and the Purchaser to acquire all of the Shares in the Offer and the Merger and to pay the anticipated expenses in connection therewith, (II) the condition set forth in paragraph (i) of Annex I shall be amended and replaced with the condition set forth in clause (I) above, (III) from and after such time Parent shall not be subject to Section 6.10 of the Merger Agreement and (IV) Parent shall use all commercially reasonable efforts to secure the Substitute Financing prior to June 12, 2000 and to provide funds to the Purchaser to permit it to perform its obligations hereunder and in the Offer (provided that Parent shall not be required to obtain Substitute Financing on economic terms materially less favorable to it than the Financing), (D) that the Purchaser may extend the expiration date of the Offer for up to 10 business days in order to amend the Schedule 14D-1 to permit the announcement of a Subsequent Offering Period to the Offer, and (E) that the Purchaser may include a Subsequent Offering Period to the Offer for a period up to 20 business days, or (vi) amend any other term of the Offer in any manner adverse to the holders of Shares without the written consent of the Company.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in
Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Pursuant to Rule 14d-11 under the Exchange Act, scheduled to become effective January 24, 2000, the Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all securities tendered during the Offer prior to close of the Offer, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after January 24, 2000. In a public release, the Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

     A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which shareholders may tender Shares not tendered into the Offer. THE PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION.

     PURSUANT TO RULE 14d-7 UNDER THE EXCHANGE ACT, SCHEDULED TO BECOME EFFECTIVE JANUARY 24, 2000, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED INTO A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION, THE OFFER PRICE, WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such shares pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Security Dealers Automated Quotation System, Inc. (the "NASDAQ") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the

Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal or other applicable form. See Instruction 9 of the Letter of Transmittal.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after March 13, 2000, except as provided above with respect to a Subsequent Offering Period.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 any time prior to the Expiration Date.

     In the event the Purchaser includes a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder and will be long-term capital gain or loss if such Shares have been held for more than one year.

     A shareholder who perfects his or her shareholder's appraisal rights, if any, under the VSCA will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such shareholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (capital loss), assuming that the Shares were held as capital assets, should be recognized by such shareholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

     The foregoing summary is for general information purposes only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation), nor does it address state, local, or foreign tax consequences. Each shareholder is urged to consult his or her tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the Offer and Merger.

     6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. Since September 30, 1997, the shares of Common Stock have been traded through the Nasdaq National Market under the symbol "BEST". The following table sets forth, for each of the calendar quarters indicated, the high and low reported sales price per share of Common Stock on the Nasdaq National Market based on published financial sources. The Company did not declare or pay any cash dividends during any of the periods indicated in the table below. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

                                                                  COMMON
                                                                   STOCK
                                                              ---------------
                                                              HIGH        LOW
                                                              ----        ---
1997
Third Quarter...............................................  $15 3/8     $14 1/4
  Fourth Quarter............................................   15           8 1/4
1998
  First Quarter.............................................  $16 5/8     $ 9 1/8
  Second Quarter............................................   22 7/8      15 1/16
  Third Quarter.............................................   24 11/16    16 5/8
  Fourth Quarter............................................   28 1/2      14
1999
  First Quarter.............................................  $24 3/16    $13 3/8
  Second Quarter............................................   17 5/8       9
  Third Quarter.............................................   23 13/16    14 31/32
  Fourth Quarter............................................   31 13/16    18 1/16
2000
  First Quarter (through January 13, 2000)..................  $34 63/64   $25 3/8

     On January 11, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and the Purchaser, the last reported sales price of the Shares on the Nasdaq National Market was $29 15/16 per share of Common Stock. On January 13, 2000, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $34 17/32 per share of Common Stock. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Listing. The Common Stock is traded through the Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round-lot shareholders, with a market value of at least $5,000,000, net tangible assets (total assets (excluding goodwill) less total liabilities) of at least $4 million and have a minimum bid price of $1 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round-lot shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5 and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the Nasdaq National Market and the NASDAQ Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price. The Company has represented that, as of January 12, 2000, 11,826,614 Shares were issued and outstanding.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     The Company provides corporate resource management software solutions. The Company is a Virginia corporation with its principal executive offices at 11413 Isaac Newton Square, Reston, VA 20190. The telephone number of the Company at such offices is (703) 709-5200.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and December 31, 1998, and with respect to financial information for the fiscal year ended December 31, 1999, from the Company's Current Report on Form 8-K filed with the Commission on January 13, 2000. The selected consolidated financial information with respect to the year ended December 31, 1999 and as of December 31, 1999 is unaudited. More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                              BEST SOFTWARE, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                            FISCAL YEAR ENDED
                                                              DECEMBER 31,
                                                    ---------------------------------
                                                       1999         1998       1997
                                                    -----------    -------    -------
                                                    (UNAUDITED)
OPERATING DATA:
Net sales.........................................    $91,414      $69,330    $36,541
  Operating income................................     13,622        6,800      5,856
  Net earnings....................................      9,863        5,623      3,769
  Basic net earnings per share....................        .84          .49        .45
  Diluted net earnings per share..................        .79          .46        .38
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets....................................     90,045       74,570     57,010
  Total liabilities...............................     39,796       34,485     27,256
  Shareholders' equity............................     50,249       40,085     29,574

     Certain Company Projections. To the knowledge of Parent and the Purchaser, the Company does not as a matter of course, make public forecasts as to its future financial performance. However, in connection with the discussions concerning the Offer and the Merger and as part of Parent's due diligence review of the

Company, the Company furnished Parent and the Purchaser with unaudited financial statements for the fiscal year ended December 31, 1999 and discussed various projections of revenues and earnings as a basis of an operating budget for fiscal year 2000. The financial projections discussed were based on numerous assumptions concerning revenue growth in all product areas, additional spending in research and development on new initiatives in its Best! Imperativ product offerings as well as significant investment in an application service provider model as well as increases in sales and marketing and general administrative expenses. The financial projections did not contemplate any changes that may be necessary based on the Company's fourth quarter performance.

     The Company's various projections for fiscal year 2000 provided to Parent projected net revenues ranging from approximately $123 million to approximately $129 million. Projected operating income for fiscal 2000 ranged from approximately $20 million to approximately $27 million exclusive of acquisition-related amortization charges. The high end of the range excluded certain other possible charges.

     The Company's 2000 operating budget and the financial projections provided to Parent were prepared for the limited purpose of managing the operating plan of the Company for fiscal year 2000. They do not reflect recent developments which have occurred since they were prepared, such as the Offer and the Merger. This reference to the projections is provided solely because such projections have been provided to the Purchaser and none of the Purchaser, Parent, the Company or any of their respective affiliates or representatives believes that such projections should be relied upon.

     IT IS THE UNDERSTANDING OF PARENT AND THE PURCHASER THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND THE PURCHASER. THE PROJECTIONS DO NOT PURPORT TO PRESENT OPERATIONS IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THE COMPANY'S INDEPENDENT AUDITORS HAVE NOT EXAMINED OR COMPILED THE PROJECTIONS PRESENTED HEREIN, AND ACCORDINGLY ASSUME NO RESPONSIBILITY FOR THEM. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT AND THE PURCHASER WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT AND THE PURCHASER), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF INFORMATION THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE

PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the NASD, Reports Section, 1735 K Street, Washington, D.C. 20006.

     9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     Parent and the Purchaser. Parent is a company organized under the laws of England. Parent develops, distributes and provides support for mainstream PC accounting software and related products for small to medium sized enterprises. The Purchaser is a Virginia corporation newly formed at the direction of Parent for the purpose of effecting the Offer and the Merger. Parent owns, directly and indirectly, all of the outstanding capital stock of the Purchaser. It is not anticipated that, prior to the consummation of the Offer, the Purchaser will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The offices of Parent are located at Sage House, Benton Park Road, Newcastle Upon Tyne, NE7 7LZ, England. The offices of the Purchaser are located c/o Sage Software, Inc., 56 Technology Drive, Irvine, California 92618.

     For certain information concerning the executive officers and directors, as the case may be, of the Purchaser and Parent, see Schedule I.

     Pursuant to the Option Agreement and the Shareholders Agreement, Parent may be deemed to beneficially own 3,359,883 shares of Common Stock constituting approximately 21.25% of the total currently outstanding shares of Common Stock on a fully diluted basis. See Section 11. Each of the Purchaser and Parent disclaims beneficial ownership of such shares. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

     Sage Software, Inc. ("SSI"), a wholly owned subsidiary of Parent acquired in March, 1998 has been a remarketer and distributor of certain of the Company's products since 1995 (such arrangement, the "Business Alliance").

     Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or any of their respective affiliates, or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has had, since January 1, 1993, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1993, there have been no contacts, negotiations or transactions between the Purchaser or Parent, any of their respective affiliates or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Parent is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

     Set forth below is certain selected consolidated financial information relating to Parent and its subsidiaries for the fiscal years ended September 30, 1999, 1998 and 1997 (the "Financial Statements"). The selected consolidated financial information is denominated in pounds sterling and prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP"). UK GAAP differs in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). Immediately following Parent's summary consolidated financial information set forth below is a brief summary of certain differences between UK GAAP and US GAAP. Parent has not examined whether adjustments necessary to conform its Financial Statements with US GAAP would be material. Parent's financial statements for the fiscal years ended September 30, 1998 and 1997 are incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (a)(9) to the
Schedule 14D-1 may be inspected at the Commission's public reference facilities in Washington D.C., and copies thereof may be obtained from such facilities upon payment of the Commission's customary charges, in the manner set forth in
Section 8 above under "Available Information" (although they will not be available at the regional offices of the Commission). Set forth below is certain summary financial information excerpted or derived from Parent's Financial Statements. Such summary information is qualified in its entirety by reference to the Purchaser's Financial Statements and all the financial information and related notes contained therein.

                               THE SAGE GROUP PLC

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
          (IN THOUSANDS OF POUNDS STERLING(1), EXCEPT PER SHARE DATA)

                                                              FISCAL YEAR ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                              1999(2)       1998       1997
                                                              --------    --------   --------
                                                                L000        L000       L000
INCOME STATEMENT DATA:
Amounts in accordance with UK GAAP
Turnover....................................................   307,041     191,547    152,089
Operating profit............................................    79,938      50,761     40,080
Profit on ordinary activities before interest...............    79,938      51,993     40,080
Profit on ordinary activities before taxation...............    74,313      47,635     37,635
Profit attributable to shareholders.........................    50,459      32,392     25,215
PER SHARE DATA(3):
Amounts in accordance with UK GAAP
Earnings per share -- pence.................................     4.224       2.885      2.343
BALANCE SHEET DATA (AT END OF PERIOD):
Amounts in accordance with UK GAAP
Net current assets/(liabilities)............................     2,437      14,297    (10,172)
Total assets................................................   311,104     110,331     64,774
Total liabilities...........................................  (235,926)   (198,090)  (111,015)
Shareholders/funds/(deficit)................................    75,178     (79,759)   (46,241)

---------------
(1) Parent publishes its financial statements in pounds sterling. The United States dollar exchange rate based on the London closing mid-rates for pounds sterling to dollars, expressed in $1 per (L)1, for the fiscal dates indicated, are as follows and are based on published financial sources:

                                                          YEAR END RATE    YEAR HIGH    YEAR LOW    YEAR AVERAGE
                                                          -------------    ---------    --------    ------------
Fiscal Year ended 9/30/97...............................     1.6142         1.7153       1.5628        1.6332
Fiscal Year ended 9/30/98...............................     1.7001          1.707       1.6122        1.6596
Fiscal Year ended 9/30/99...............................     1.6463         1.7218        1.552        1.6369

(2) Amounts included for the year ended September 30, 1999 are extracted from Parent's unaudited preliminary results announcement dated December 8, 1999.

(3) The weighted average number of shares outstanding during the fiscal years ended September 30, 1997, 1998 and 1999 were 1,076,411,760, 1,122,811,930, and 1,194,676,630, respectively. In each case these amounts have been restated to reflect the 9 for 1 bonus issue of shares approved by shareholders on December 16, 1999.

     Certain Differences Between UK GAAP and US GAAP. Although UK GAAP differs in certain significant respects from US GAAP, Parent believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not reflect the ability of the Purchaser to obtain sufficient funds to pay for the Shares to be acquired pursuant to the Offer. While the following is not a comprehensive summary of all the differences between UK GAAP and US GAAP, other differences are unlikely to have a significant effect on the consolidated income or shareholder's funds of the Purchaser.

     Goodwill and US Purchase Accounting. Under US GAAP and UK GAAP, purchase consideration in respect of subsidiaries acquired is allocated on the basis of appraised values to the various net assets of the subsidiaries at the dates of acquisition and any net balance is treated as goodwill. However, US GAAP also requires value to be assigned to any separately identifiable intangible assets -- which would be amortized over their estimated useful lives not to exceed 40 years -- and to acquired in-process research and development which would be written off to the profit and loss account in the period of the acquisition. Also, US GAAP requires goodwill to be recognized as an asset and amortized over its estimated useful life not to exceed 40 years. Under UK GAAP for fiscal years up to and including September 30, 1998, Parent wrote off goodwill directly to a goodwill reserve. With respect to the year ended September 30, 1999, UK GAAP for goodwill changed to require goodwill purchased in that year to be capitalized as an intangible asset with the rebuttable presumption that its useful economic life is limited to a maximum of 20 years from the date of acquisition. Parent has evaluated that the goodwill it acquired in the year ended September 30, 1999 has an indefinite economic life and accordingly no amortization charge has been made in that year. While this treatment is in accordance with the relevant accounting standard in the UK, Parent has had to invoke what are referred to as the true and fair override provisions with regard to UK companies legislation to apply this policy. Such override provisions do not exist in the US with regard to US companies legislation.

     Ordinary Dividends. Under UK GAAP, final ordinary dividends are provided for in the fiscal year in respect of which they are recommended by the board of directors for approval by the shareholders. Under US GAAP, such dividends are not provided for until declared by the board of directors.

     Deferred Taxation. Under UK GAAP, no provision is made for deferred taxation if there is reasonable evidence that such deferred taxation will not be payable in the foreseeable future, deferred tax assets are generally not recognized under UK GAAP unless they are likely to be recovered in the foreseeable future (i.e. one year from the balance sheet date). Under US GAAP, deferred tax assets and liabilities are recognized in full and any net deferred tax assets are then assessed for probable recoverability. As long as it is more likely than not that sufficient future taxable income will be available to utilize the deferred tax assets, no valuation allowance is provided.

     Depreciation on freehold buildings. Under UK GAAP, companies are permitted to carry freehold buildings at undepreciated historical cost or valuation so long as these buildings are "well-maintained". US GAAP requires that all tangible fixed assets in service, other than freehold land, be depreciated over their estimated useful lives.

     Deferred consideration on acquisitions. Under UK GAAP, an estimate is made of likely future payments of deferred consideration under acquisitions and this sum is provided for in the first balance sheet following acquisition with the calculation being re-performed and necessary adjustments booked in future balance sheets. Under US GAAP, provision for deferred consideration is only made at the point when the amount of such deferred consideration is resolved.

     10. SOURCE AND AMOUNT OF FUNDS. Parent and the Purchaser estimate that the total amount of funds required by the Purchaser to (i) purchase all of the Shares pursuant to the Offer and finance the Merger Consideration and (ii) pay fees and expenses incurred in connection with the Offer and the Merger will be approximately L272 million (or approximately $445 million). It is anticipated that all of such funds will be obtained from the proceeds of an offering (the "Vendor Placing") of New Ordinary Shares (as defined below) of Parent. The Vendor Placing will consist of the allotment and issue of new ordinary shares of Parent (the "New Ordinary Shares") pursuant to the terms of the Vendor Placing Agreement, dated January 12, 2000 (the "Vendor Placing Agreement"), by and between Parent and Deutsche Bank AG London ("Deutsche Bank AG"). The New Ordinary Shares, which represent the consideration for the transfer of shares, will not be allotted to shareholders of the Company, but will be allotted and issued, credited as fully paid, by Parent to such persons as may be nominated by Deutsche Bank AG under the Vendor Placing Agreement, and if no such person is nominated by Deutsche Bank AG then to Deutsche Bank AG itself. The shareholders of the Company will receive the full amount due to them of $35.00 per Share accepted for payment in the Offer. The shareholders of the Company will not obtain any right under the Offer which any of them may enforce against Deutsche Bank AG (or any person nominated by Deutsche Bank AG to accept the allotment and issue of the New Ordinary Shares).

     THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE NEW ORDINARY SHARES OR ANY OTHER SECURITIES OF PARENT. The New Ordinary Shares have not been and will not be registered under the Securities Act, and they may not, as part of their distribution, be offered, sold, taken up, renounced or delivered, directly or indirectly, in the United States, except pursuant to an exemption from, or in transaction not subject to, the registration requirements of the Securities Act.

     11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS. The following description was prepared by the Purchaser and the Company. Information about the Company was provided by the Company, and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

BACKGROUND OF THE OFFER.

     Since 1995, SSI and the Company have discussed periodically their respective businesses and operations and potential strategic alliances, including the Business Alliance. In late summer 1999, members of senior management of the Company and senior management of SSI discussed the potential acquisition of the Company by Parent. In mid-September 1999, Timothy A. Davenport, Chairman of the Board, President & Chief Executive Officer of the Company and Paul Walker, Chief Executive of Parent, met in Parent's headquarters in the U.K.

     On October 4, 1999, members of Parent's senior management and senior management of SSI, and representatives of Parent's financial advisor, Deutsche Bank Securities Inc. ("Deutsche Bank"), preliminarily discussed a potential acquisition of the Company. At the conclusion of such discussion, Parent authorized Deutsche Bank to examine Parent's acquisition of the Company, as well as similar acquisition opportunities in the U.S., in greater detail.

     From October 4, 1999, through October 11, 1999, Deutsche Bank internally reviewed the potential acquisition of the Company by Parent as well as the acquisition of similar companies in the U.S. by Parent. Throughout October 1999, members of senior management of Parent and SSI discussed with Deutsche Bank the acquisition of the Company and similar acquisition alternatives.

     On October 14, 1999, Parent and the Company executed the Confidentiality Agreement. On October 14 and 15, 1999, members of senior management of SSI and the Company met in Reston, Virginia to discuss the business and operations of the Company and provided Parent with financial information concerning the Company.

     From October 16, 1999, through November 9, 1999, members of senior management of Parent and SSI and representatives of Deutsche Bank had intermittent discussions concerning the attractiveness of the Company as an acquisition candidate, possible financing arrangements for an acquisition of the Company and valuations of the Company.

     On November 10, 1999, representatives of Deutsche Bank contacted representatives of Hambrecht & Quist LLC ("Chase H&Q"), financial advisor to the Company, to express Parent's preliminary indication of interest in acquiring the Company at a price per share between $27 and $29, based on the information supplied to Parent and its preliminary review of possible financing arrangements.

     On November 11, 1999, representatives of Chase H&Q contacted representatives of Deutsche Bank and expressed Chase H&Q's view that the price range indicated on November 10, 1999 was insufficient and that the Company had also received an indication of interest from one other party (the "First Competing Offer"). Deutsche Bank and Chase H&Q agreed that the Company and Parent should meet in person to further explore the acquisition of the Company by Parent.

     On November 17, 1999, members of senior management of Parent, SSI and the Company and representatives of Deutsche Bank and Chase H&Q met at Dulles Airport in Virginia to further discuss a potential acquisition. Members of senior management of SSI discussed their prior business activities with the Company and the Company provided Deutsche Bank and Parent with additional financial information of the Company. The result of such meeting was the decision by the parties to continue to explore a business combination between Parent and the Company.

     On November 23, 1999, representatives of Deutsche Bank and members of senior management of Parent participated in a conference call in which Deutsche Bank reviewed its financial and strategic analyses of Parent's acquisition of the Company and recommended pursuing the acquisition.

     On November 26, 1999, representatives of Chase H&Q informed representatives of Deutsche Bank that the First Competing Offer had increased in value to a price superior to the price range proposed by Deutsche Bank on November 10, 1999.

     On November 27, 1999, representatives of Deutsche Bank and members of senior management of the Company discussed, among other things, structures for the potential acquisition of the Company by Parent, the terms of such an acquisition, financing alternatives and the price per share that would be required to acquire the Company in light of the First Competing Offer.

     On November 30, 1999, Parent proposed to the Company a non-binding letter of intent (the "Letter of Intent") to acquire the Company at a price per Share of $31.00 in cash. The Letter of Intent proposed, among other things, that the structure of the transaction would be a cash tender offer followed by a merger of the Company with an acquisition subsidiary of Parent and requested that the Company negotiate with Parent on an exclusive basis until January 14, 2000. The Company did not agree to the Letter of Intent.

     On December 6, 1999, representatives of Chase H&Q informed representatives of Deutsche Bank that the Company had received another indication of interest in an acquisition of the Company (the "Second Competing Offer").

     On December 7, 1999, representatives of Deutsche Bank notified Parent of the existence of the Second Competing Offer. Representatives of Deutsche Bank and members of senior management of the Company discussed raising Parent's offer.

     On December 8 and 9, 1999, members of senior management of Parent and the Company had additional conversations concerning the business and operations of the Company.

     From December 9, 1999 through December 17, 1999, Deutsche Bank and Chase H&Q had intermittent discussions concerning, among other things, the valuation of the Company, the structure of a potential acquisition, an exclusivity arrangement concerning negotiations and the First Competing Offer and the Second Competing Offer.

     On December 17, 1999, Parent was advised that Chase H&Q sent a letter to Parent and the parties making the First Competing Offer and the Second Competing Offer soliciting such parties to submit "best and final" offers for the Company by December 21, 1999 and informing them that the Company was prepared to provide an exclusive arrangement for a limited time period to negotiate a definitive agreement with the party submitting the best offer.

     On December 21, 1999, Deutsche Bank submitted a proposal to Chase H&Q to acquire the Company for $35.00 per Share in cash pursuant to the two-step, tender offer/merger structure previously proposed and conditioning its final bid on an exclusivity agreement executed by the Company which would expire on January 14, 2000.

     On December 23, 1999, Chase H&Q notified Deutsche Bank that the Board of Directors of the Company determined to negotiate with Parent on an exclusive basis and pursue a transaction with Parent, and Parent and the Company signed an agreement to negotiate on an exclusive basis through January 14, 2000. Additional financial information concerning the Company was also provided to Parent.

     From December 23, 1999 through January 11, 2000, Parent's legal counsel, accountants and Deutsche Bank performed a financial and legal due diligence investigation of the Company at the Company's headquarters.

     On December 30, 1999, Parent's legal counsel provided the Company, its legal counsel and Chase H&Q with draft agreements of the Merger Agreement, the Option Agreement and the Shareholders Agreement.

     From January 3, 2000 through January 12, 2000, Parent and the Company and their respective legal and financial advisors negotiated the Merger Agreement and the Option Agreement. Parent and the Shareholders, their respective legal counsel negotiated the Shareholders Agreement during such time. Negotiations of the agreements were completed on January 12, 2000.

     On January 4 and 5, 2000, members of senior management of Parent, SSI and the Company and representatives of Deutsche Bank met at the Company's headquarters in Reston, Virginia to discuss the business and operations of the Company and to continue to negotiate the Merger Agreement, the Option Agreement and the Shareholders Agreement.

     On January 12, 2000, the Board of Directors of Parent approved the Offer, the Merger, the Merger Agreement, the Option Agreement and the Shareholders Agreement.

     On January 12, 2000, Parent, the Purchaser and the Company executed the Merger Agreement and the Option Agreement and Parent, the Purchaser and the Shareholders executed the Shareholders Agreement.

     On January 12, 2000, Parent issued a press release in the United States announcing the proposed acquisition of the Company.

     On January 14, 2000, the Purchaser commenced the Offer.

PURPOSE OF THE OFFER AND THE MERGER.

     The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

     If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include control over management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or to participate in its earnings and any future growth. If the Merger is consummated, the Company's shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See
Section 12. Similarly, the shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

     The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 17% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Parent and the Purchaser executed the Merger Agreement, and a more substantial premium over recent historical trading prices.

MERGER AGREEMENT.

     The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer described in Section 14, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those described in Section 14, (iv) amend any condition to the Offer described in Section 14, (v) extend the Initial Expiration Date, except as required by law and except (A) that the Purchaser may extend the expiration date of the Offer for up to 10 business days after the Initial Expiration Date if as of the Initial Expiration Date there shall not have been tendered at least 90% of the outstanding Shares so that the Merger can be effected without a meeting of the Company's shareholders in accordance with VSCA, (B) that in the event that any condition to the Offer is not satisfied on a date on which the Offer is scheduled to expire, the Purchaser may, from time to time, in its sole discretion, extend the expiration date of the Offer up to a maximum of 120 calendar days following the Initial Expiration Date, (C) in the event that any condition to the Offer is not satisfied on a date on which the Offer is scheduled to expire, at the written request of the Company delivered no later than two business days prior to the Initial Expiration Date, the Purchaser shall, and shall continue to, extend the Offer from time to time for the period commencing on the date of the notice referred to above until a date not later than 90 calendar days following the Initial Expiration Date (it being understood that the Purchaser may determine the interim expiration dates of any extension of the Offer during such extension period), provided, however, that in the event that the Purchaser extends the expiration date of the Offer in accordance with such request and the Financing (as defined in the Merger Agreement) shall no longer be reasonably available to Parent: (I) Annex I of the Merger Agreement shall be deemed to be amended to provide an additional condition that the Purchaser shall not be required to accept for payment or pay for any tendered Shares unless and until Parent and the Purchaser shall have obtained sufficient financing (the "Substitute Financing") in replacement, if necessary, of the Financing in order to permit Parent and the Purchaser to acquire all of the Shares in the Offer and the Merger and to pay the anticipated expenses in connection therewith, (II) the condition set forth in paragraph (i) of Annex I of the Merger Agreement shall be amended and replaced with the condition set forth in clause (I) above, (III) from and after such time Parent shall not be subject to Section 6.10 of the Merger Agreement and (IV) Parent shall use all commercially reasonable efforts to secure the Substitute Financing prior to June 12, 2000 and to provide funds to the Purchaser to permit it to perform its obligations under the Merger Agreement and in the Offer (provided that Parent shall not be required to obtain Substitute Financing on economic terms materially less favorable to it than the Financing), (d) that the Purchaser may extend the expiration date of the Offer for up to 10 business days in order to amend the Schedule 14D-1 to permit the announcement of a Subsequent Offering Period to the Offer, and (e) that the Purchaser may include a Subsequent Offering Period to the Offer for a period up to 20 business days, or (vi) amend any other term of the Offer in any manner adverse to any holders of Shares. The Merger Agreement provides that the Initial Expiration Date shall be no later than midnight on the twenty-fifth business day after the Offer is commenced.

     The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions to the Offer described in Section 14, accept for payment and pay for Shares tendered as soon as the Purchaser is legally permitted to do so under applicable law.

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time the Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation").

     The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) the Purchaser shall have purchased, or caused to be purchased, the Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of the Purchaser's obligations under the Merger Agreement, (ii) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required by the Company's Articles of Incorporation and the VSCA (iii) no statute, rule or regulation shall have been enacted or promulgated by any United States or United Kingdom governmental entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated. The obligations of Parent and Purchaser to consummate the Merger are further subject to fulfillment of the condition that all actions relating to the cancellation of the Cash-Out

Options (as defined below) under the Stock Plans (as defined below) as contemplated by the Merger Agreement shall have been taken.

     At the Effective Time of the Merger (i) each issued and outstanding Share (other than any Shares owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent and any Dissenting Shares (as defined in the Merger Agreement)), will be cancelled and extinguished and converted into the right to receive the Offer Price paid pursuant to the Offer and (ii) each issued and outstanding share of common stock, par value $.01 per share, of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (determined after giving effect to the directors designated by Parent) multiplied by the percentage that the aggregate number of Shares which the Purchaser or any affiliate of the Purchaser owns beneficially (excluding any unexercised portion of the options granted under the Option Agreement or the Shareholders Agreement) bears to the total number of Shares then outstanding provided, however, that in the event the Purchaser accepts Shares for payment and the Minimum Condition is not satisfied, Parent shall not be entitled to designate more than two directors. The Company shall promptly secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Company's Board of Directors and, in the event the Company is unable to secure a sufficient number of resignations of its incumbent directors in accordance with the foregoing, the Company shall use its best efforts promptly to increase the size of the Company's Board of Directors as is necessary to enable Parent's designees to be so elected to the Company's Board of Directors, provided that (i) in the event that Parent's designees are appointed or elected to the Company's Board of Directors, and until the Effective Time, the Company's Board of Directors will have at least two directors who are directors as of the date of the execution of the Merger Agreement and neither of whom is an officer of the Company or a designee, shareholder, affiliate or associate (within the meaning of federal securities laws) of Parent (one or more of such directors, the "Independent Directors") and (ii) if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall not be a shareholder, affiliate or associate of Parent or the Purchaser, such person so designated being deemed an Independent Director. The Company's obligation to appoint Parent's designees to the Company's Board of Directors is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Following the election of Parent's designees to the Company's Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement, or (iii) take any other action by the Company's Board of Directors under or in connection with the Merger Agreement which would adversely affect the rights of the Company's shareholders under the Merger Agreement; provided, further, that if there will be no Independent Directors, such actions may be effected by the unanimous vote of the entire Board of Directors of the Company.

     Shareholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law or the Company's Articles of Incorporation, in order to consummate the Merger, and following (i) acceptance for payment of Shares by the Purchaser pursuant to the Offer or (ii) the expiration of the Offer without the Purchaser purchasing any Shares hereunder, in the case of either clause (i) or (ii), without the termination of the Merger Agreement by Parent or the Company, duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the

Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. Subject to the terms of the Merger Agreement, the Company has agreed to include in the Proxy Statement the recommendation of the Company's Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that in the event that Parent or the Purchaser acquires at least 90% of outstanding Shares, pursuant to the Offer or otherwise (including as a result of the exercise of the Option Agreement), Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 13.1-719 of the VSCA.

     Options. Pursuant to the Merger Agreement, the Company shall take all actions necessary to provide that at the Effective Time, (i) each Cash-Out Option (as defined below) shall be cancelled and (ii) in consideration of such cancellation, each holder of a Cash-Out Option shall receive in consideration thereof an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Offer Price over the per Share exercise price of such Cash-Out Option and (y) the number of Shares subject to such Cash-Out Option. The Company shall use all commercially reasonable efforts to effectuate the foregoing, including, without limitation, providing that any unexercised Cash-Out Options will become exercisable in full as of a specified time prior to the Effective Time and will terminate immediately prior to the Effective Time, amending the Stock Plans (as defined below) and obtaining any necessary consents from holders of Cash-Out Options. The Merger Agreement further provides that at the Effective Time, each Assumed Option (as defined below) shall be assumed by Parent (and Parent shall take all action necessary under applicable law, to cause such result or equivalent result without disadvantage to the Option (as defined below) holders) and shall thereupon constitute an option to acquire that number of Parent Common Shares (as defined below) equal to (i) the number of Shares subject to the Assumed Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (as defined below), rounded down to the nearest whole share, at a price per Parent Common Share equal to (x) the exercise price of the Assumed Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest whole cent. Other than as described in the immediately preceding sentence, the Assumed Options shall be subject to the same terms and conditions as applicable immediately prior to the Effective Time; provided, however, that Parent shall take all actions necessary for the terms of the Stock Plans to be amended as necessary to comply with all applicable securities laws and laws of the jurisdiction of the Parent (but without disadvantage to the Option holder). Parent shall take all action necessary for the Parent Common Shares to rank pari passu in all respects with all other Parent Common Shares then in issue and to be listed and issuable upon exercise of the Assumed Options so that the Parent Common Shares underlying such Assumed Options shall be freely tradeable on the London Stock Exchange. The Merger Agreement further provides that to the extent any Option or portion thereof is not assumed pursuant to the terms of the Merger Agreement, such Options or portion thereof shall be treated as a Cash-Out Option.

     "Cash-Out Options" shall mean each option outstanding at the Effective Time to purchase Shares (an "Option") granted under the Company's 1988 Nonqualified Stock Option Plan, 1992 Nonqualified Stock Option Plan, the 1997 Stock Incentive Plan or the 1997 Director Stock Option Plan or any other stock-based incentive plan or arrangement of the Company (excluding any options granted under the Company's Employee Stock Purchase Plan) (the "Stock Plans") that is not an Assumed Option (as defined below).

     "Assumed Options" shall mean those Options or portions thereof as identified on Section 2.3 of the Company Disclosure Schedule attached to the Merger Agreement granted under the 1992 Nonqualified Stock Option Plan and the 1997 Stock Incentive Plan that will not have vested and become exercisable as of the

Effective Time as identified on Section 2.3(a) of the Company Disclosure Schedule. To the extent any Options or portions thereof, as identified on
Section 2.3 of the Company Disclosure Schedule, cannot be assumed by Parent, such Options or portions thereof shall be treated as Cash-Out Options and shall be cancelled as of the Effective Time in consideration for a cash payment.

     "Exchange Ratio" shall mean the quotient of (x) the Offer Price multiplied by the average of the mid-point of the bid and ask price of the rate of currency exchange of pounds sterling for U.S. dollars quoted in The Financial Times for each of the business days in a consecutive 20 business day period ending two business days prior to the Effective Date and (y) the average per Share closing price of the ordinary shares of 1 pence each in the capital of Parent (a "Parent Common Share") as reported on the London Stock Exchange on each of the 10 trading days immediately preceding the Effective Time.

     Pursuant to the Merger Agreement, except as may be otherwise agreed to by Parent or the Purchaser and the Company or as otherwise contemplated or required to effectuate the treatment of Options as described in this paragraph, the Stock Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time. In the Merger Agreement, the Company has agreed to take all necessary actions to provide that as of the Effective Time no holder of Options under the Stock Plans will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Option. The Company has further agreed to take all actions necessary to provide that at or immediately prior to the Effective Time, (i) each then outstanding Option under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") shall automatically be exercised and (ii) in lieu of the issuance of certificates, each Option holder shall receive an amount in cash (subject to any applicable withholding tax) equal to the product of (x) the number of Shares otherwise issuable upon such exercise and (y) the Offer Price. The Company shall use all reasonable efforts to effectuate the foregoing, including, without limitation, amending the Stock Purchase Plan and obtaining any necessary consents from holders of Options. The Company (i) shall not permit the commencement of any new offering period under the Stock Purchase Plan following the date hereof, (ii) shall not permit any optionee to increase his or her rate of contributions under the Stock Purchase Plan following the date hereof, (iii) shall terminate the Stock Purchase Plan as of the Effective Time, and (iv) shall take any other actions necessary to provide that as of the Effective Time no holder of Options under the Stock Purchase Plan will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Option.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except (i) as expressly contemplated by the Merger Agreement or the Option Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule attached to the Merger Agreement, (iii) in the ordinary course of business consistent with past practice, or (iv) as agreed to in writing by Parent, after the date of execution of the Merger Agreement, and prior to the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) the time the designees of Parent have been elected to and shall constitute a majority of the Company's Board of Directors,
(a) the business of the Company and its Subsidiaries will be conducted only in the ordinary course consistent with past practice, each of the Company and its Subsidiaries will use its commercially reasonable efforts to preserve its present business organization intact and maintain its satisfactory relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it, (b) the Company will not, directly or indirectly, (i) amend its Articles of Incorporation or By-laws or similar organizational documents or (ii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of the Company, (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of the Options or other rights to purchase shares of Common Stock pursuant to the Stock Purchase Plan outstanding on the date of the Merger Agreement, (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, or incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice, (iv) redeem, purchase or otherwise acquire, any shares of any class or series of its capital stock or any instrument or security which consists of or includes a right to acquire such shares except as permitted by the Merger Agreement and other than in connection with the exercise of options or rights under the Stock Plans or the Stock Purchase Plan, (d) neither the Company nor any of its Subsidiaries shall increase the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than general increases in wages to employees who are not directors or affiliates in the ordinary course consistent with past practice) or to persons providing management services; enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants; or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to any employee benefit plan or otherwise, (e) except to the extent permitted by the Merger Agreement, neither the Company nor any of its Subsidiaries shall pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing, (f) the Company shall not, in any material respect, modify, amend or terminate any of the Company Agreements (as defined in the Merger Agreement), and neither the Company nor any of its Subsidiaries shall waive, release or assign any material rights or claims under any of the Company Agreements (as defined in the Merger Agreement), (g) neither the Company nor any of its Subsidiaries will permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, (h) neither the Company nor any of its Subsidiaries will make any loans, advances or capital contributions to or investments in any other person; incur or assume any long-term debt or any short-term indebtedness; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate), (i) neither the Company nor any of its Subsidiaries will pay, discharge or satisfy any claims or liabilities (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business and consistent with past practices or reflected or reserved against in, or contemplated by the consolidated financial statements (or the notes thereto) of the Company, (j) except to the extent permitted by the Merger Agreement, neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger), (k) except as permitted to be taken pursuant to Section 5.3 of the Merger Agreement, neither the Company nor any of its Subsidiaries will take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger or the Offer not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect, at or as of any time prior to the Effective Time, or that would materially impair the Company's ability to consummate the Merger or materially delay such consummation, (l) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by generally accepted accounting principles, make any tax election, change any tax election already made, adopt any tax accounting method, change any tax accounting method, enter into any closing agreement or settle any tax audit, or (m) except for actions permitted to be taken pursuant to Section 5.3 of the Merger Agreement, enter into any written agreement, contract, commitment or arrangement with respect to the foregoing or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed to notify Parent and the Purchaser promptly if, on or after the date of the Merger Agreement, any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in each case in connection with any Acquisition Proposal (as defined below) or the possibility or consideration of making an Acquisition Proposal ("Acquisition Proposal Interest") indicating, in connection with such notice, the name of the Person (as defined below) indicating such Acquisition Proposal Interest and the terms and conditions of any proposals or offers. In addition, the Company has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal Interest and that it will keep Parent and the Purchaser informed, on a current basis, of the status and terms of any Acquisition Proposal Interest. Pursuant to the Merger Agreement, except as set forth below, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, the Company has agreed that it will not, nor shall it authorize or permit its officers, directors, or employees to (and will use reasonable best efforts to ensure that such persons and the Company's investment bankers, attorneys, accountants and other agents do not), directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company engage in negotiations or discussion with, or provide information or data to, any Person (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal, except that the Merger Agreement does not prohibit the Company or the Company's Board of Directors from
(x) taking and disclosing to the Company's shareholders a position with respect to tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (y) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, that such disclosure is required under applicable law and that the failure to make such disclosure is reasonably likely to cause the Company's Board of Directors to violate with its fiduciary duties to the Company's shareholders under applicable law or (z) otherwise complying with their fiduciary duties to shareholders.

     An "Acquisition Proposal" means any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions effected pursuant to the Merger Agreement.

     Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person (as defined in the Merger Agreement) pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Mutual Non-Disclosure Agreement, dated October 14, 1999, entered into between SSI and the Company and may negotiate an Acquisition Proposal if (a) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and which is not conditioned upon obtaining additional financing, the certainty of closing of which is less certain than the satisfaction of the condition set forth in paragraph (i) of Section 14 (as it may be deemed to be amended pursuant to Section 1.1(a) of the Merger Agreement) on conditions less favorable to the Company than the Financing, and (b) in the good faith opinion of the Company's Board of Directors, only after consultation with outside legal counsel to the Company, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its shareholders and the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfied clauses (a) and (b), a "Superior Proposal"). Within one business day following receipt by the Company of a Superior

Proposal, the Company must notify Parent of the receipt thereof. The Company must then provide Parent any material nonpublic information regarding the Company provided to the other party which was not previously provided to Parent. Except as permitted under the terms of the Merger Agreement, neither the Company's Board of Directors nor any committee thereof permitted by law to do so, shall (i) withdraw or modify, or propose (publicly or to a third party) to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation of the Company's Board of Directors, or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose (publicly or to a third party) to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.3(b) of the Merger Agreement). Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following the Company's delivery to Parent of written notice advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company also shall have furnished Parent with written notice that it intends to enter into such agreement.

     Indemnification and Insurance. The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless, the present and former officers and directors of the Company and its subsidiaries, and any persons who become any of the foregoing prior to the Effective Time (each, an "Indemnified Party") against all losses, claims, damages, liabilities costs, fees and expenses (including reasonable fees, disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation)) arising out of the actions or omissions occurring at or prior to the Effective Time to the fullest extent permissible under applicable provisions of the VSCA, the terms of the Company's Articles of Incorporation or the By-laws, and under any agreements as in effect at the date of the Merger Agreement (including rights to reimbursement or advancement of expenses and exculpation from liability). The Merger Agreement also provides that Parent or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time, provided, that if the aggregate annual premiums for such D&O Insurance at any time shall exceed 150% of the annualized premiums paid by the Company for such insurance in 1999, then Parent will cause the Company or the Surviving Corporation to provide the maximum coverage then available at an annual premium not in excess of 150% of the 1999 premium.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authority relative to the Merger, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, potential conflicts of interest, brokers' fees, real property, insurance, accounts receivable and inventory, vote required to approve the Merger Agreement, absence dissenter's rights, undisclosed liabilities, information in the Proxy Statement and the absence of any material adverse effect on the Company since September 30, 1999.

     Termination; Fees. The Merger Agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company (provided that if Shares are purchased pursuant to the Offer, Parent may not in any event terminate the Merger Agreement):

          a. By mutual written consent of Parent and the Company; or

          b. (i) By Parent if the Offer shall have expired without any Shares being accepted for purchase thereunder by the Purchaser and without the Purchaser having had an obligation under Section 1.1(a) of the Merger Agreement to extend the Offer; provided, however, that Parent shall not be entitled to terminate the Merger Agreement if it or the Purchaser is in material breach of its representations and warranties, covenants or other obligations under the Agreement; or (ii) by the Company
     (A) if the Offer has not commenced within five business days of the execution of the Merger Agreement or (B) the Offer shall have expired without any Shares being accepted for purchase thereunder by the Purchaser or (C) if prior to the acceptance for purchase of Shares pursuant to the Offer, there has been a material breach by either Parent or the Purchaser of any representation, warranty, covenant or agreement set forth in the Merger Agreement (and such breach is not reasonably capable of being cured within 30 days of notice thereof); provided, however, that the Company shall not be entitled to terminate the Merger Agreement pursuant to this subsection if it is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement; or

          c. By either Parent or the Company (i) if a court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, the Option Agreement or the Shareholders Agreement, (ii) prior to the acceptance for purchase of Shares pursuant to the Offer, if there has been a willful breach by the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach shall result in any condition set forth in Section 14 (other than the Minimum Condition) not being satisfied (and such breach is not reasonably capable of being cured and such condition satisfied within 30 days after the receipt of notice thereof) or (iii) if by June 12, 2000 the Purchaser has not purchased any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the Purchaser's failure to make such purchases; or

          d. By the Company to allow the Company to enter into an agreement with respect to a Superior Proposal which the Board of Directors has determined is more favorable to the shareholders of the Company than the transactions contemplated by the Merger Agreement; provided, however, that it has complied with all provisions of the Merger Agreement, including the notice provision therein, and that it makes simultaneous payment of the Termination Fee (as hereinafter defined), plus any amounts then due as a reimbursement of expenses; or

          e. By Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Company's Board of Directors or any Committee thereof shall have withdrawn, modified, or changed its recommendation in respect of the Merger Agreement or the Offer in a manner adverse to the Purchaser or (ii) the Company's Board of Directors or any Committee thereof shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Proposal, (iii) the Company shall have exercised a right with respect to an Acquisition Proposal referenced in
     Section 5.3(b) of the Merger Agreement and directly or through its representatives, continue discussions with any third party concerning an Acquisition Proposal for more than 10 business days after the date of receipt of such Acquisition Proposal, or (iv) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company shall not have rejected such proposal within 10 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed.

     If (i) Parent shall have terminated the Merger Agreement pursuant to clause
(e), (ii)(x) Parent shall have terminated the Agreement pursuant to clause
(c)(ii) and (y) following the date of the Merger Agreement but prior to such termination there shall have been an Acquisition Proposal Interest or (iii) the Company shall have terminated this Agreement pursuant to clause (d), then the Company shall pay (A) simultaneously with such termination if pursuant to clause
(d), or (B) promptly, but in no event later than two business days after the date of such termination if pursuant to clause (c)(ii) or (e), to Parent a termination fee (the "Termination Fee") of $12,000,000 plus an amount, not in excess of $1,500,000, equal to the Purchaser's reasonable actual and documented out-of-pocket expenses incurred by Parent and the

Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby.

     If the Merger Agreement is terminated, and at any time on or prior to June 12, 2000 all of the conditions set forth in Section 14 hereof have been fulfilled except (i) the condition set forth in paragraph (i) of Section 14 hereof and (ii) any other conditions that are not fulfilled as a result, directly or indirectly, of a breach by Parent or the Purchaser of any representation, warranty, covenant or agreement set forth in the Merger Agreement, then promptly, but in no event later than two business days after the date of such termination, Parent shall pay to the Company a termination fee of $12,000,000 plus an amount, not in excess of $1,500,000, equal to the Company's reasonable actual and documented out-of-pocket expenses incurred by the Company in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby.

SHAREHOLDERS AGREEMENT.

     The following is a summary of certain provisions of the Shareholders Agreement. The summary is qualified in its entirety by reference to the Shareholders Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an Exhibit to the Schedule 14D-1.

     As a condition and inducement to Parent and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, certain shareholders of the Company (each a "Shareholder") who have voting power and dispositive power with respect to an aggregate of 563,409 Shares, representing approximately 4.2% of the Shares on a fully diluted basis and with respect to 444,450 Shares issuable on the exercise of Options, representing approximately 3.3% of the Shares on a fully diluted basis, concurrently with the execution and delivery of the Merger Agreement entered into the Shareholders Agreement. The Shareholders are certain directors and officers of the Company. Pursuant to the Shareholders Agreement, each of the Shareholders has agreed to validly tender, in accordance with the terms of the Offer promptly, all Shares subject to the Shareholders Agreement. Each Shareholder agreed not to withdraw his Shares so tendered unless the Offer is terminated or has expired without Purchaser purchasing all Shares validly tendered in the Offer or the Merger Agreement has been terminated by Parent in accordance with its terms.

     Each of the Shareholders has granted Parent an irrevocable proxy with respect to the voting of such Shares in favor of the Merger and against any action or agreement that would impede, interfere with or prevent the Merger. Subject to the terms and conditions of the Shareholders Agreement, each of the Shareholders has granted to Parent an irrevocable and continuing option (the "Shareholder Option") to purchase for cash all or any portion of the Shares beneficially owned or controlled by such Shareholder as of the date of the Shareholders Agreement, or beneficially owned or controlled by such Shareholder at any time after the date of the Shareholders Agreement (including, without limitation, by way of exercise of options, warrants or other rights to purchase Company Common Stock as contemplated by the Shareholders Agreement or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) at a purchase price equal to the Offer Price. The Shareholder Option shall become exercisable only
(i) in the event any Shareholder fails to tender any of such Shareholder's Shares in the Offer by the end of the fifth business day following the commencement of the Offer, or (ii) withdraws any Shares from the Offer for any reason whatsoever, other than (a) the termination or expiration of the Offer by the Purchaser without the Purchaser having accepted for purchase any Shares in the Offer or (b) the termination of the Merger Agreement in accordance with its terms.

     Each of the Shareholders has agreed that, prior to the termination of the Shareholders Agreement pursuant to its terms, such Shareholder will not (i) transfer, or consent to the transfer of, any or all of the Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Shareholder's obligations under the Shareholders Agreement or the transactions contemplated thereby.

     The Shareholders Agreement, and all rights and obligations of the parties thereto, shall terminate immediately upon the earlier of (i) six months following the termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time.

OPTION AGREEMENT.

     The following is a summary of certain provisions of the Option Agreement. The summary is qualified in its entirety by reference to the Option Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

     Pursuant to the Option Agreement, the Company granted to Parent an irrevocable option (the "Company Option") to purchase up to 2,352,024 newly-issued shares of Common Stock (the "Company Option Shares") at a purchase price per share of $35.00, subject to the terms and conditions set forth in the Option Agreement; provided, however, that in no event shall the number of Shares exceed 19.9% of the Company's issued and outstanding shares of Common Stock (without giving effect to any Shares subject to or issued pursuant to the Company Option).

     The Option Agreement provides that, at any time or from time to time prior to the termination of the Company Option in accordance with the terms of the Option Agreement, Parent (or its designee) may exercise the Company Option, in whole or in part, if on or after the date of the Option Agreement, (a) the Purchaser accepts for payment pursuant to the Offer shares of Common Stock constituting at least a majority but less than 90% of the shares of Common Stock then outstanding on a fully diluted basis; or (b) any corporation, partnership, limited liability company, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), shall have (i) commenced a bona fide tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in "beneficial ownership" (as defined under the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange Act)) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis), (ii) acquired beneficial ownership of shares of Common Stock which, when aggregated with any shares of Common Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis), provided, however, that "Third Party" for purposes of this clause (ii) shall not include any corporation, partnership, limited liability company, person or other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date of the Option Agreement and that does not, after the date of the Option Agreement, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis), or (iii) solicited "proxies" in a "solicitation" subject to the proxy rules under the Exchange Act or executed any written consent with respect to, or become a "participant" in, any "solicitation" (as such terms are defined in Regulation 14A under the Exchange
Act), in each case with respect to the Common Stock; or (c) any of the events specified in the Option Agreement that would allow Parent to terminate the Merger Agreement has occurred (but without the necessity of Parent having terminated the Merger Agreement).

     Parent's obligation to purchase Shares and the Company's obligation to deliver shares upon any exercise of the Company Option is subject (at its election) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act and the regulations thereunder, and any applicable antitrust or competition laws of Canada, the European Union, any member state of the European Union, and any other foreign jurisdictions shall have expired and (iii) there shall have been no material breach of the representations, warranties, covenants or agreements of the Company contained in the Option Agreement or the Merger Agreement; provided, however, that any failure by Parent to purchase Shares upon exercise of the Company

Option at any closing of such purchase as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Parent's right to purchase such Shares upon the subsequent satisfaction of such conditions.

     If, at any time during which the Company Option may be exercised, Parent may elect to require the Company to pay Parent, in exchange for the cancellation of the Company Option with respect to such number of Shares as Parent specifies, an amount net of U.S. federal withholding taxes, if any, (the "Cancellation Amount") in cash equal to such number of Company Option Shares multiplied by the difference between (a) the Market/Offer Price (as defined below) and (b) the Exercise Price.

     The term "Market/Offer Price" shall mean the highest of (i) the price per Share at which a tender offer or exchange offer therefor has been made, (ii) the price per Share to be paid by any third party pursuant to an agreement with the Company, (iii) the highest closing price for the Shares as reported on the Nasdaq National Market System within the 30 trading days immediately preceding the date Parent gives notice of the required repurchase of Shares subject to the Company Option or (iv) in the event of a sale of all or a substantial portion of the Company's assets, the sum of the price paid in such sale of such assets and the current market value of the remaining assets of the Company as determined by a nationally recognized investment banking firm mutually selected by Parent and the Company, divided by the number of Shares outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm mutually selected by Parent and the Company.

     Notwithstanding anything to the contrary in the Option Agreement, (1) Parent's Total Payment (as defined below), if any, which Parent may derive thereunder shall in no event exceed $22,000,000 and Parent shall pay any excess over such amount to the Company and (2) the Company Option may not be exercised for a number of Shares as would, as of the date of exercise, result in a Notional Total Payment (as defined below), together with the actual Total Payment immediately preceding such exercise, exceeding $22,000,000; provided that if any exercise of the Company Option would result in a Notional Total Payment, together with the actual Total Payment immediately preceding such exercise, exceeding $22,000,000, then Parent, at its election, may either (A) reduce the number of Shares subject to the Company Option, (B) deliver to the Company for cancellation shares of Company Common Stock previously purchase by Parent, (C) pay cash to the Company, or (D) take any action representing any combination of the preceding clauses (A), (B) and (C) so that Parent's Notional Total Payment, when aggregated with the actual Total Payment immediately preceding such exercise, does not exceed $22,000,000 after taking into account the foregoing actions. As used herein (1) "Total Payment" shall mean the sum (net of withholding taxes, if any) of the following: (i) any Cancellation Amount received by Parent, (ii)(x) the net cash amounts received by Parent pursuant to the sale, within 12 months following exercise of the Company Option, of Shares (or any other securities into which such Shares shall be converted or exchanged) to any unaffiliated party, less (y) the aggregate exercise price for such Company Option Shares, (iii) any amounts received by Parent upon transfer of the Company Option (or any portion thereof) to any unaffiliated party, and (iv) the amount actually received by Parent as a Termination Fee and related expenses pursuant to the Merger Agreement; and (2) "Notional Total Payment" with respect to any number of Shares as to which Parent may propose to exercise the Company Option shall be the Total Payment determined as of the date of such proposed exercise assuming that the Company Option was exercised on such date for such number of Shares and assuming further that such Shares, together with all other Shares held by Parent as of such date, were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

CONFIDENTIALITY AGREEMENT.

     The following is a summary of the Confidentiality Agreement, dated October 14, 1999, between the Company and SSI. The summary is qualified by reference to the Confidentiality Agreement which is incorporated herein by reference and a copy of which is filed as an exhibit to the 14D-1.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other things, SSI and the Company, and each of their respective subsidiaries, divisions, affiliates or parent company agreed to keep confidential for a period of two years all nonpublic, confidential or proprietary information furnished to one another subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely in connection with evaluating a business combination among the parties.

EXCLUSIVITY AGREEMENT.

     The following is a summary of a letter agreement, dated December 22, 1999 (the "Exclusivity Agreement"), by and between Parent and the Company. The summary is qualified in its entirety by reference to the Exclusivity Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an Exhibit to the Schedule 14D-1, a copy of which is filed as an Exhibit(c)(5) to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Letter Agreement.

     The Exclusivity Agreement provides that for a period of 12 months from the date of the Exclusivity Agreement, neither Parent nor any of its affiliates will
(i) acquire, agree to acquire or make any proposal to acquire any securities or property of the Company, (ii) solicit or propose to solicit proxies from shareholders of the Company or otherwise seek to influence or control the management or the policies of the Company or any of its affiliates or (iii) or assist any other person in doing any of the foregoing, other than the proposal made in connection with the Offer and the Merger. Such provisions shall terminate in the event that (a) any third party unaffiliated with Parent initiates a tender or exchange offer for, or otherwise proposes or agrees to acquire, the Common Stock or other equity interests of the Company, (b) it is publicly disclosed that voting securities representing more than or equal to 25% of the total voting power of the Company then outstanding have been acquired or are proposed to be acquired by any person or group unaffiliated with Parent in a single transaction or a series of related transactions or (c) the Company enters into any agreement to merge with, or sell or dispose of 50% or more of its assets or earning power to, any person not affiliated with Parent. The Exclusivity Agreement further provides that Parent and the Company shall negotiate on an exclusive basis until the earlier of (a) January 14, 2000 or (y) termination by Parent of the negotiations of the Merger Agreement.

     12. PLANS FOR THE COMPANY; OTHER MATTERS.

     Plans for the Company. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, articles of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, Parent has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Parent) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding provided that in the event the Purchaser accepts Shares for payment and the Minimum Condition is not satisfied, Parent shall not be entitled to designate more than two directors. See Section
11. Parent is considering, following consummation of the Offer and the Merger, a transfer of the shares it owns in the Purchaser (which following the Merger will represent shares in the Company) to a subsidiary of Parent. The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS.

     Shareholder Approval. Under the VSCA and the Company's Articles of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement, the Option Agreement and the Shareholders Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders in accordance with the VSCA. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the VSCA described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the shares of Common Stock. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders of the Company.

     Short-Form Merger. Section 13.1-719 of the VSCA provides that, if the parent corporation owns at least 90% of the outstanding shares of each class of the subsidiary corporation, the merger into the subsidiary corporation of the parent corporation may be effected by a resolution or plan of merger adopted and approved by the board of directors of the parent corporation and the appropriate filings with the Virginia State Corporation Commission, without any action or vote on the part of the shareholders of the subsidiary corporation (a "short-form merger"). Under the VSCA, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to effect the Merger without a vote of the shareholders of the Company. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders.

     In the event that less than 90% of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer on the Initial Expiration Date, the Purchaser may extend the Offer for up to 10 business days so that the merger may be consummated as a short-form merger.

     Virginia Affiliated Transactions Statute.  The Company is also subject to
Article 14 (the "Affiliated Transactions Statute") of the VSCA. The Affiliated Transactions Statute generally prohibits a publicly held Virginia corporation from engaging in an "affiliated transaction" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) a majority of disinterested directors approved in advance the transaction in which the interested shareholder became an interested shareholder, or (ii) the affiliated transaction is approved by the affirmative vote of a majority of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. A corporation may engage in an affiliated transaction with an interested shareholder beginning three years after the date of the transaction in which the person became an interested shareholder if (A) the transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, or (B) the corporation complies with certain statutory fair price provisions.

     Subject to certain exceptions, under the VSCA an "interested shareholder" is a person who beneficially owns more than 10% or more of any class of the corporation's outstanding voting securities or an affiliate or associate of the corporation that was an interested shareholder at any time within the preceding three years. In general terms, an "affiliated transaction" includes: (i) any merger or share exchange with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value greater than 5% of the corporation's consolidated net worth; (iii) the issuance to any interested shareholder of voting shares with a fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares of the corporation;
(iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by more than 5% or more the percentage of the corporation's outstanding voting shares beneficially owned by any interested shareholder; and (v) the dissolution of the corporation if proposed by or on behalf of any interested shareholder.

     Because the Company's Board of Directors has approved the Merger Agreement, the Option Agreement and the Shareholders Agreement and the transactions contemplated thereby, the provisions of the Affiliated Transactions Statute are not applicable to the Offer, the Merger, the Company Option, the Shareholders Option and the other transactions contemplated by the Merger Agreement, the Option Agreement and the Shareholders Agreements.

     Control Share Acquisition Statute.  The Company is also subject to Article
14.1 of the VSCA (the "Control Share Acquisition Statute"). The Control Share Acquisition Statute provides that shares of a publicly held Virginia corporation that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the beneficial ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% to 33 1/3%; (ii) 33 1/3% to 50%; or (iii) more than 50%, of such votes.

     The Control Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Virginia corporation (i) pursuant to a merger or share exchange effected in compliance with the VSCA if the issuing public corporation is a party to the merger or share exchange agreement, (ii) pursuant to a tender or exchange offer that is made pursuant to an agreement to which the issuing public corporation is a party, or (iii) directly from the issuing public corporation.

     Because the Control Share Acquisition Statute specifically exempts a merger effected in compliance with the VSCA if the publicly held Virginia corporation is a party to the merger agreement and a tender offer made pursuant to an agreement to which the publicly held Virginia corporation is a party, the provisions of the Control Share Acquisition Statute are not applicable to the Offer or the Merger. In addition, because the Control Share Acquisition Statute specifically exempts an acquisition of shares of an issuing public corporation directly from the issuing public corporation, the provisions of the Control Share Acquisition Statute are not applicable to the Company Option.

     Dissenters' Rights. No dissenters' or appraisal rights are available in connection with the Offer. No shareholder is entitled to dissenter's rights, rights of appraisal or other similar rights in connection with the Merger pursuant to the VSCA unless, (i) in the event the vote of the shareholders is required to approve the Merger pursuant to the VSCA, on the record date fixed by the Company's Board of Directors to determine the shareholders of the Company entitled to receive notice of and to vote at a meeting to approve the Merger or
(ii) in the event no shareholder vote is required to approve the Merger pursuant to the VSCA, immediately prior to the effective time of the Merger, the Shares are not (A) listed on a national securities exchange or on the NASDAQ or (B) held by at least 2,000 record shareholders. In the event shareholders of the Company are entitled to dissenters' rights under the VSCA. In the event dissenters' rights become available, Article 15 of the VSCA provides that shareholders of the Company will be entitled to receive the "fair value" of their Shares, provided that the procedures set forth in Article 15 of the VSCA are followed. Shareholders should be aware that the "fair value" as determined under Article 15 of the VSCA, could be more than, the same as or less than the Offer Price and that failure to follow the steps required by Article 15 of the VSCA for perfecting dissenters' rights may result in the loss of such rights. The preceding discussion is only a summary for general information on the dissenters' rights provisions of the VSCA which are incorporated herein by reference.

     Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions; however, the

Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

     13. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Options outstanding on the date of the Merger Agreement; or
(iii) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock.

     14. CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares unless the Minimum Condition has been satisfied. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any validly tendered Shares if, at the scheduled expiration date, (i) any applicable waiting period under the HSR Act has not expired or terminated prior to termination of the Offer, or (ii) any of the following events shall occur, or shall be deemed to have occurred, and be continuing:

          a. there shall be threatened in writing or pending any suit, action or proceeding by any United States or United Kingdom Governmental Entity (as defined in the Merger Agreement) against the Purchaser, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's and its Subsidiaries' businesses or assets, taken as a whole, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders;

          b. there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable (pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger) or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          c. there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the London Stock Exchange, the New York Stock Exchange, the American Stock

     Exchange or the NASDAQ Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or the United Kingdom that constitutes a Company Material Adverse Effect or materially or adversely affects or delays the consummation of the Offer, (iv) any limitation (whether or not mandatory) by any United States or United Kingdom Governmental Entity on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

          d. the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to a Company Material Adverse Effect (as defined in the Merger Agreement) were not true and correct in any respect, or any other such representations or warranties were not true and correct in any respect that (when taken together with all such other representations and warranties not true and correct) would reasonably be expected to have a Company Material Adverse Effect (i) in the case of any representation or warranty which addresses matters as of a particular date, as of such date, or (ii) in the case of all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer;

          e. since the date of this Agreement, there shall have occurred any change (or any development that is reasonably likely to result in any change) that constitutes a Company Material Adverse Change;

          f. (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or
     (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.3(b) of the Merger Agreement;

          g. the Company shall have failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement;

          h. all consents, permits and approvals of Governmental Entities shall not have been obtained;

          i. The London Stock Exchange shall have failed to admit to the Official List of the London Stock Exchange the shares of capital stock of Parent to be issued in connection with the equity financing contemplated in connection with the Transactions (as defined in the Merger Agreement) or such admission shall not have become effective in accordance with paragraph
     7.1 of the listing rules of the London Stock Exchange, provided that Purchaser shall not be entitled to rely on this condition if the Financing is not consummated for any reason other than the failure to have Parent's shares of capital stock admitted for listing as provided in this clause
     (i);

          j. the Merger Agreement shall have been terminated in accordance with its terms; and

          k. the Company shall have provided Parent with the audited consolidated financial statements of the Company for the year ended December 31, 1999 which will not be inconsistent with the December 1999 Financial Statements in any respect which is materially adverse.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Takeover Laws. In addition to Virginia, a number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Share tendered pursuant to the Offer. See Section 14.

     Antitrust. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act on or about January 19, 2000, and if filed on such date, the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, on February 6, 2000. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     The Offer and the Merger cannot be consummated until the Federal Cartel Office of Germany has been notified and approves of the acquisition of the Company by Parent under the German Act Against Restraints of Competition (the "Competition Act"). Upon receipt of notification, the Federal Cartel Office will conduct a preliminary review for a period of up to one month. Upon conclusion of the preliminary review, the Federal Cartel Office may either approve the acquisition of the Company by Parent or initiate an in-depth review for a period of up to four months from the date of the original notification if further examination is necessary to determine whether the acquisition of the Company by Parent violates the Competition Act. The parties will prepare and file a joint filing with the Federal Cartel Office on or about January 17, 2000. The parties believe that Parent's acquisition of the Company will be cleared during the preliminary review phase, however, there can be no assurance that the Federal Cartel Office will not conduct an in-depth review to further examine the merits of the Offer and the Merger under the Competition Act.

     In addition to the United States and Germany, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. Parent and the Company are reviewing whether any such filings are required and intend to make such filings promptly to the extent required.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

     16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Deutsche Bank is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire the Company. In connection with the Offer, Parent has agreed to pay Deutsche Bank for its services (i) $100,000 as a retainer fee (the "Retainer Fee"), (ii) $600,000 (the "Announcement Fee") payable upon the announcement of the commencement of a tender offer for part or all of the Shares or the execution of a definitive agreement with the Company to acquire all or a portion of the Company (a "Transaction"), (iii) $3,500,000 in the event a Transaction is consummated (the "Transaction Fee") provided the Transaction Fee shall be reduced by the amount of any previously paid Retainer Fee and Announcement Fee and (iv) in the event a Transaction is not consummated, 20% of any break-up, lock-up option, topping fee or other termination fee. Parent has also agreed, whether or not the Offer is consummated, to pay Deutsche Bank (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Deutsche Bank against certain liabilities and expenses in connection with their engagement. Deutsche Bank renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

     The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and BankBoston, N.A. to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Dealer Manager) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     17. MISCELLANEOUS. The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the Nasdaq National Market in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

Bobcat Acquisition Corp.
January 14, 2000

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                            BOBCAT ACQUISITION CORP.
                                      AND
                               THE SAGE GROUP PLC

     1. BOBCAT ACQUISITION CORP. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Bobcat Acquisition Corp. Unless otherwise indicated,
(a) each such person is a citizen of the United Kingdom, and (b) the business address of each such person is c/o Sage Software, Inc., 56 Technology Drive, Irvine, California 92618.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                               --------------------------------------------------
Aidan John Hughes                           Director of Bobcat Acquisition Corp. since formation;
                                            Finance Director of The Sage Group plc since January
                                            1994; Director of Sagesoft Ltd. from 1993 to 1997.

Paul Ashton Walker                          Director and President of Bobcat Acquisition Corp. since
                                            formation; Director of The Sage Group plc from October
                                            1988 to present, and Chief Executive from January 1994
                                            to present; Director of Sagesoft Ltd. since October
                                            1987; Director of DacEasy, Inc. since 1991; Director of
                                            Sage France SA since November 1996; Director of KHK
                                            Software GmbH & Co. KG since February 1997; Director of
                                            Cussins Property Group plc since February 1997.

Paul Stobart                                Director and Vice President of Bobcat Acquisition Corp.
                                            since formation; Chief Operating Officer of The Sage
                                            Group plc since January 2000; Business Development
                                            Director of The Sage Group plc from May 1996 through
                                            December 1999; Director of Sagesoft Ltd. since July
                                            1996; Director of KHK Software GmbH & Co. KG since
                                            February 1997; Director of Lopex plc since 1997;
                                            Director of Interbrand Design UK Limited from 1988 to
                                            1996; Director of Interbrand Group Limited from 1988 to
                                            1996; Director of Interbrand UK Limited from 1988 to
                                            1996; Director of Markforce Associates Limited from1988
                                            to 1992; Director of Asda Interactive Sampling Limited
                                            from 1989 to 1995; Director of Novamark International
                                            Limited from 1988 to 1996; Director of Sportsmanager
                                            (Bisham Abbey) Limited from 1992 to 1994.

James R. Eckstaedt                          Director, Chief Financial Officer and Corporate
                                            Secretary of Bobcat Acquisition Corp. since formation;
                                            Vice President, Finance, Chief Financial Officer and
                                            Corporate Secretary, Sage Software, Inc. (formerly State
                                            of The Art) since March 1997; Senior Vice President,
                                            Chief Financial Officer and Corporate Secretary of the
                                            Cerplex Group from July 1996 through March 1997; various
                                            senior financial management positions, Western Digital
                                            Corporation, March 1988 through July 1996. Mr. Eckstaedt
                                            is a citizen of the United States.

     2. THE SAGE GROUP PLC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the directors and executive officers of The Sage Group plc. Unless otherwise indicated, (a) each such person is a citizen of the United Kingdom, and (b) the business address of each such person is c/o The Sage Group plc, The Sage Group House, Benton Park Road, Newcastle Upon Tyne, NE7 7LZ, England.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                               --------------------------------------------------
Michael Edward Wilson Jackson               Director and President of Bobcat Acquisition Corp. since
                                            formation; Director of The Sage Group plc from October
                                            1988 to present, and Chairman from October 1997 to
                                            present; Director of Sagesoft Ltd. since October 1988;
                                            Director of Hat Pin plc since June 1996; Director of
                                            Bywel Holdings Ltd. since June 1996; Director of Weyrad
                                            Electronics Ltd. since February 1996; Director of
                                            Quality & Safety Services Ltd. since November 1995;
                                            Director of BR QAS Ltd. since November 1995; Director of
                                            Steve Dudman PlantLtd. since November 1995; Director of
                                            Elderstreet Corporate Finance Ltd. since June 1995;
                                            Director of Photoaward Ltd. since June 1995; Director of
                                            Select Software plc since September 1992; Director of
                                            Matrix Aegis plc since February 1992; Director of A&M
                                            Furniture Hire Ltd. since January 1992; Director of
                                            Faverwise Ltd. since October 1991; Director of Elmbridge
                                            Village Ltd. since March 1991; Director of ID Data
                                            Holdings Ltd. since December 1992; Director of Micromuse
                                            plc since September 1993; Director of Golf Park
                                            Developments Ltd. since September 1993; Director of
                                            Baldwin & Francis Ltd since May 1994; Director of
                                            Starburst Ltd. since May 1994; Director of Spargo
                                            Consulting plc since May 1994; Director of Cedars
                                            Village Ltd. since June 1994; Director of Elderstreet
                                            Capital Partners Ltd. since June 1995; Director of
                                            Service Power Business Solutions until December 1996;
                                            Director of W Fearnehough Limited until February 1995;
                                            Director of Target Resources Ltd. until January 1994;
                                            Director of SLS Information Systems until October 1994;
                                            Director of Brightstone Properties plc until October
                                            1993; Director of Pharmasol Ltd. until February 1993.
Aidan John Hughes                           See Part 1 of this Schedule I.

Paul Ashton Walker                          See Part 1 of this Schedule I.

Lindsay Claude Neils Bury                   Director of The Sage Group plc since January 1996;
                                            Chairman of Casewise Systems plc since 1997; Director of
                                            Wray-Tech (UK) Ltd. since 1995; Director of Electric and
                                            General Investment Co. plc since 1995; Director of
                                            Roxboro plc since 1993; Chairman of South Staffordshire
                                            Water Holdings plc since 1979; Chairman of Unicorn
                                            International plc from 1995 to 1997; Director of Portals
                                            Group plc from 1973 to 1995; Director of ACT plc from
                                            1968 to 1995; Director of Christie Group plc from 1988
                                            to 1994; Director Millichope Management since October
                                            1990.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                               --------------------------------------------------
Charles John Constable                      Director of The Sage Group plc since January 1996;
                                            Partner, Constable & Constable; Director of NMBZ
                                            Holdings Ltd. since March 1997; Chairman of Harpur Trust
                                            since 1997; Chairman of Truesand Ltd. since 1992;
                                            Chairman of Brigtech Developments Ltd. since 1989;
                                            Director of Foundation for Management Education (FME)
                                            Ltd. since 1985; Director of Lloyds Abbey Life PLC from
                                            1987 to April 1997; Trustee of the Pensions Trust, 15
                                            Rathbone Street, London W1P 2AJ, England; Visiting
                                            Professor at Cranfield School of Management, Cranfield
                                            University, Cranfield, Bedfordshire, MK43 OAL, England;
                                            Visiting Associate Professor at Ashridge Management
                                            College, Berkhamstead, Hertfordshire, HP4 INS, England.

Paul Lancelot Stobart                       See Part 1 of this Schedule I.

Guy Berruyer                                Director of The Sage Group plc since 1998; Chief
                                            Executive of Sage France since 1998; Chief Executive of
                                            the European Division of Intuit, from 1995 through 1998.
                                            Mr. Berruyer is a citizen of France.

Andrew William Graham Wylie                 Director of The Sage Group plc since August 1988;
                                            Managing Director of Sagesoft Ltd. since August 1988.

Nicholas Ian Cooper                         Secretary and Corporate Counsel of The Sage Group plc
                                            since January 2000; Company Solicitor, The Asda Group
                                            plc, from 1994 through December 1999.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                          Depositary for the Offer is:

                                BANKBOSTON, N.A.

     By First Class Mail:                  By Hand:               By Overnight, Certified or
       BankBoston, N.A.             Securities Transfer &               Express Mail:
   ATTN: Corporate Actions         Reporting Services, Inc.            BankBoston, N.A.
        P.O. Box 8029              c/o Boston EquiServe LP         ATTN: Corporate Actions
    Boston, MA 02266-8029        100 William Street, Galleria         150 Royall Street
                                      New York, NY 10038               Canton, MA 02021

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                              (781) 575-2233/2232
                         Confirm Receipt by Telephone:
                                 (781) 575-3128

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Shareholders may also contact Deutsche Bank Securities Inc., Dealer Manager for the Offer, or their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         MacKenzie Partners, Inc. logo
                                156 Fifth Street
                            New York, New York 10010

                        Banks and Brokers Call Collect:

                                 (212) 929-5500

                           All others Call Toll-Free:

                                 (800) 322-2885

                      The Dealer Manager for the Offer is:
                           DEUTSCHE BANC ALEX. BROWN
                         Deutsche Bank Securities Inc.
                       101 California Street, 48th Floor
                        San Francisco, California 94111
                         (415) 617-2800 (Call Collect)
                                       or
                         Call Toll-Free (800) 334-2640